Exhibit 99.1

Contacts:	Investor Contact: Tom Rathjen Vice President, Investor Relations +1 (408) 789-4458 trathjen@accuray.com	Media Contact: Stephanie Tomei Manager, Public Relations +1 (408) 789-4234 stomei@accuray.com

Accuray Receives Nasdaq Notification Related to the Late

Filing of Form 10-Q

SUNNYVALE, Calif., November 19, 2008– Accuray Incorporated (Nasdaq: ARAY), a global leader in the field of radiosurgery, announced today that on November 14, 2008, the Company received a notice from the Nasdaq Stock Market stating that it is not in compliance with the Nasdaq Marketplace Rule 4310 (c) (14) because the Company has not timely filed its Report on Form 10-Q for the fiscal quarter ended September 27, 2008.

Within 60 calendar days following receipt of the notice, Accuray will either file its Form 10-Q or submit to Nasdaq a plan to regain compliance. If a plan of compliance is submitted, the Nasdaq staff will review that submission and could grant an exception of up to 180 days from the due date of the Quarterly Report on Form 10-Q for correcting the non-compliance.

As announced on November 6, 2008, Accuray has delayed the filing of its Form 10-Q for the fiscal quarter ended September 27, 2008, due to an ongoing investigation related to inventory.  The Company intends to file its Form 10-Q for the fiscal quarter ended September 27, 2008 as soon as practicable following the conclusion of the investigation.

About the CyberKnife® Robotic Radiosurgery System

The CyberKnife Robotic Radiosurgery System is the world’s only robotic radiosurgery system designed to treat tumors anywhere in the body non-invasively. Using continual image guidance technology and computer controlled robotic mobility, the CyberKnife System automatically tracks, detects and corrects for tumor and patient movement in real-time throughout the treatment. This enables the CyberKnife System to deliver high-dose radiation with pinpoint precision, which minimizes damage to surrounding healthy tissue and eliminates the need for invasive head or body stabilization frames.

About Accuray

Accuray Incorporated (Nasdaq: ARAY), based in Sunnyvale, Calif., is a global leader in the field of radiosurgery dedicated to providing an improved quality of life and a non-surgical treatment option for those diagnosed with cancer. Accuray develops and markets the CyberKnife Robotic Radiosurgery System, which extends the benefits of radiosurgery to include extracranial tumors, including those in the spine, lung, prostate, liver and pancreas. To date, the CyberKnife System has been used to treat more than 50,000 patients worldwide and currently more than 145 systems have been installed in leading hospitals in the Americas, Europe and Asia. For more information, please visit www.accuray.com.

Forward-Looking Statements

The information provided in this press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding: the scope and nature of the internal investigation we are currently conducting; our ability to complete and file our quarterly report on Form 10-Q for the quarterly period ended September 27, 2008; the results of the internal investigation; the detection of any improper activities by our officers, employees or persons doing business with us; the adequacy of internal controls and their conformity to applicable requirements; the impact of the internal investigation and the late filing of our Form 10-Q for the quarter ended September 27, 2008 on our business operations; our relationships with business partners and employees; the results of any litigation or other proceedings brought by private parties or regulatory bodies; and our expectations regarding Nasdaq notice of noncompliance, our response to that notice and the listing of our common stock on Nasdaq.

Statements that are not historical facts, including statements about our beliefs and expectations concerning estimated revenue for the quarter ended September 27, 2008, are forward-looking statements. These statements are based on beliefs and assumptions by our management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Examples of these factors include, but are not limited to, unanticipated accounting issues or audit issues arising from our internal investigation; the ability of us and our independent registered public accounting firm to confirm information or data identified in the investigation; unanticipated issues regarding the investigation that prevent or delay our independent registered public auditing firm from relying upon the investigation or that require additional efforts, documentation, procedures, review or investigation; our ability to design or improve internal controls to address issues detected in the investigation or by management; the impact upon operations of the investigation, legal compliance matters or internal controls, improvement and remediation; difficulties in controlling expenses, including costs of the investigation, legal compliance matters or internal controls review, improvement and remediation; our ability to become current in our SEC periodic reporting requirements; our ability to maintain our listing with the Nasdaq; general business, economic and political conditions; competitive developments in our market; changes in applicable legislative or regulatory requirements; our ability to effectively and successfully implement our business strategies, and manage the risks in our business; the other factors discussed in this notice and the attached explanation; the reactions of the marketplace to the foregoing; and other risks and uncertainties discussed more fully in the Company’s SEC filings, including those discussed under Item 1A. “Risk Factors” in our Form 10-K for the fiscal year ended June 30, 2008.

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